Exhibit 5.1

August 12, 2004

Encore Capital Group, Inc.
5775 Roscoe Court
San Diego, California 92123

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to Encore Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the sale, from time to time, by certain stockholders of the Company identified in the prospectus (the “Prospectus”) for the registration of up to 3,084,574 shares of the Company’s Common Stock, par value $.01 per share (the “Shares”).

     We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

     In arriving at the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

     Based on the foregoing, and subject to the further qualifications set forth below, it is our opinion that the 3,084,574 Shares covered by the Prospectus have been duly authorized by all necessary corporate action of the Company, and are or, when issued as contemplated by the Registration Statement and, to the extent applicable, in accordance with the terms of the related stock options or other agreement or plan pursuant to which such Shares are to be issued, will be validly issued, fully paid and nonassessable.

Encore Capital Group, Inc.
August 12, 2004

     The foregoing opinion is limited to the Delaware General Corporation Law and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part of the Registration Statement and any supplement or supplements to such prospectus. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the rules and regulations of the Commission.

     We also consent to the incorporation by reference of this opinion in any related registration statement filed by the Company pursuant to Rule 462(b) of the Securities Act.

Very truly yours,

SNELL & WILMER L.L.P.